Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2008 accompanying the consolidated financial statements and schedule (which includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Statement Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Clayton Holdings, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statement of Clayton Holdings, Inc. on Form S-8 (File No. 333-132683, effective March 24, 2006).

/s/ GRANT THORNTON LLP

New York, New York
March 12, 2008